~AKER TILLY Baker Tilly Virchow Krause, LLI' 225 S Sixth St, Sre 2300 Minneapolis, MN 55402-4661 to] 612 8764500 fax 612 238 8900 bakerrilly.com October 30,2014 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Flagstar Bancorp, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Flagstar Bancorp, Inc. dated October 30,2014. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the disclosures in the fourth paragraph. Sincerely, BAKER TILLY VIRCHOW KRAUSE, LLP ~anindependcnlmemberOf BAKER TILLY INTERNATIONAL An Affirmative Action Equal Opportunity Employer